News Release

Contact:	Jim Kerr, 215-986-5795 Jim.Kerr@unisys.com

Unisys Corporation Announces Successful Completion of Private Debt Exchange Offers That Reduces 2010 Debt Maturities from $300 Million to $65 Million

Debt exchange also strengthens balance sheet by reducing total debt outstanding by $130 million

BLUE BELL, Pa., August 3, 2009 – Unisys Corporation (NYSE: UIS) announced today that it has successfully completed its previously announced private debt exchange offers. The debt exchange strengthens the Company’s balance sheet by reducing total debt outstanding by approximately $130 million, or about 12%, and reducing 2010 debt maturities to $65 million.

The private debt exchange offers involved the exchange of outstanding unsecured senior notes of the Company for secured notes, shares of the Company’s common stock, and cash.

As a result of the private exchange offers, Unisys exchanged $235,085,000 of its 6 7/8% Senior Notes due 2010 (the “2010 Notes”), $331,958,000 of its 8% Senior Notes due 2012 (the “2012 Notes”), $133,986,000 of its 8 1/2% Senior Notes due 2015 (the “2015 Notes”) and $59,378,000 of its 12 1/2% Senior Notes due 2016 (the “2016 Notes”) for $384,962,000 of new 12 3/4% Senior Secured Notes due 2014 and $246,603,000 of new 14 1/4% Senior Secured Notes due 2015, 52,421,654 shares of the Company’s common stock, par value $0.01 per share, and $30.0 million in cash.

Approximately $64.9 million of 2010 Notes, $68.0 million of 2012 Notes, $16.0 million of 2015 Notes and $150.6 million of 2016 Notes remain outstanding after the debt exchanges.

The Company also announced that as a result of receiving consents from holders of a majority of the principal amount of the 2010 Notes, the 2012 Notes and the 2015 Notes in connection with the exchange offers, it has entered into a supplemental indenture to eliminate substantially all of the restrictive covenants and certain events of default in the indenture that governs these notes.

About Unisys
Unisys is a worldwide information technology company. We provide a portfolio of IT services, software, and technology that solves critical problems for clients. We specialize in helping clients secure their operations, increase the efficiency and utilization of their data centers, enhance support to their end users and constituents, and modernize their enterprise applications. To provide these services and solutions, we bring together offerings and capabilities in outsourcing services, systems integration and consulting services, infrastructure services, maintenance services, and high-end server technology. With more than 26,000 employees, Unisys serves commercial organizations and government agencies throughout the world. For more information, visit .

Forward-Looking Statements
Any statements contained in this press release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements of the Company’s plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could affect the Company’s future results include: the Company’s ability to refinance its debt; the economic and business environment; the Company’s ability to access external credit markets; the Company’s significant pension obligations; the success of the Company’s turnaround program; aggressive competition in the information services and technology marketplace; volatility and rapid technological change in the Company’s industry; the Company’s ability to retain significant clients; the Company’s ability to grow outsourcing; the Company’s ability to drive profitable growth in consulting and systems integration; market demand for the Company’s high-end enterprise servers and maintenance on these servers; the risk that the Company’s contracts may not be as profitable as expected or provide the expected level of revenues and that contracts with U.S. governmental agencies may be subject to audits, criminal penalties, sanctions and other expenses and fines; the risk that the Company may face damage to its reputation or legal liability if its clients are not satisfied with its services or products; the performance and capabilities of third parties with whom the Company has commercial relationships; the risks of doing business internationally; the business and financial risk in implementing future dispositions or acquisitions; the potential for infringement claims to be asserted against the Company or its clients and the possibility that pending litigation could affect the Company’s results of operations or cash flow. Additional discussion of these and other factors that could affect Unisys’ future results is contained in its periodic filings with the Securities and Exchange Commission. Unisys assumes no obligation to update any forward-looking statements.

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RELEASE NO.: 0803/9014

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.